EXHIBIT 10.9

SEPARATION AGREEMENT AND RELEASE

RECITALS

This Separation Agreement and Release (the “Agreement”) is made by and between Chandrashekar M. Reddy (“Employee”) and Genesis Microchip Inc. (the “Company”) (jointly referred to as the “Parties”):

WHEREAS, Employee was employed by the Company;

WHEREAS, the Parties have entered into an Indemnification Agreement dated February 19, 2002 (the “Indemnification Agreement”);

WHEREAS, the Parties entered into an Employment and Noncompetition Agreement dated September 27, 2001 (the “Employment Agreement”) in connection with the Company’s acquisition of Sage, Inc. (“Sage”);

WHEREAS, Employee and Sage entered into an Employee Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”);

WHEREAS, Sage and Employee entered into a Promissory Note dated August 7, 1998 (the “Note”);

WHEREAS, the Company has assumed the obligations of Sage pursuant to options granted by Sage to Employee under the Sage Second Amended and Restated 1997 Stock Plan (the “Sage Plan”), comprising of (i) option no. 350, a non-qualified option granted August 12, 1999 for the equivalent of 15,226 shares of Company common stock, under which 8,564 shares have already been purchased (the “First NSO”), (ii) option no. 785, a non-qualified option granted October 16, 2000 for the equivalent of 34,260 shares of Company common stock, under which 13,561 shares have already been purchased (the “Second NSO”), and (iii) option no. 992, an incentive option granted April 25, 2001 for the equivalent of 19,699 shares of Company common stock, under which 714 shares have already been purchased (the “Sage ISO”);

WHEREAS, on February 19, 2002, pursuant to the Genesis 1997 Employee Stock Option Plan (the “Genesis Plan”), the Company granted Employee option no. 1315, an incentive option for 100,000 shares of Company common stock (the “Genesis ISO”). No shares have been purchased pursuant to the exercise of the Genesis ISO.

WHEREAS, the Parties agree that Employee shall resign his employment with the Company effective November 11, 2002 (the “Termination Date”) and shall retain his position as director on the Company’s Board of Directors;

WHEREAS, as of the Termination Date, the Parties shall enter into a Consulting Agreement on the terms set forth below (the “Consulting Agreement”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company, including, but not limited to, any and all claims arising or in any way related to Employee’s employment with or separation from the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1.    Consideration.

(a) Resignation with Good Reason.    The Company agrees that, solely for the purpose of determining Employee’s entitlement to severance, it will not challenge Employee’s characterization of his resignation as a resignation with “Good Reason” (as defined in the Employment Agreement) and that the Company will pay Employee severance as set forth in Section 4 of the Employment Agreement as modified by the terms of this Agreement.

The Parties agree that Employee shall be entitled to severance for a “Sixth Month Termination” as defined in Sections 4(a)(i) and 4(a)(ii) of the Employment Agreement. The Company will provide Employee with a lump sum payment in lieu of the benefits described in Section 4(a)(i)(2) of the Employment Agreement within ten (10) days of the Effective Date of this Agreement. With respect to Employee’s severance under Section 4(a)(i)(1) of the Employment Agreement, the severance for the period beginning November 12, 2002 and ending May 11, 2003 shall be paid after November 11, 2002 in accordance with the provisions of the Employment Agreement and the Company’s normal payroll practices.

Other than as specifically described in this section 1(a), the Parties agree that Employee is entitled to no other severance or benefits under the Employment Agreement or any other agreement and that the Company has met any and all obligations it may have under the Employment Agreement. Employee’s resignation shall be effective as of the Termination Date.

(b) Consulting Agreement.    The Company agrees to enter into the Consulting Agreement with Employee for a period of two (2) months, to commence on the Termination Date, under which Employee shall advise on technical and industry-related issues at the request of the Company during normal business hours not to exceed 40 hours per week. The Company agrees to compensate Employee for consulting services in an amount per month equal to his monthly base salary at termination, to be paid in a lump sum within ten (10) days of the date of the Effective Date of this Agreement. The Company will issue an Internal Revenue Service Form 1099 to Employee for the purpose of reporting the payment described in this section 1(b). The Parties further agree that in the event Employee revokes this Agreement prior to the Effective Date, then the Consulting Agreement shall be null and void and neither party shall have any obligation to the other under the Consulting Agreement.

2. Stock Options.

(a) Vesting.    The Parties agree that, for purposes of determining the number of shares of the Company’s common stock which Employee is entitled to purchase from the Company pursuant to the exercise of outstanding options, Employee will be considered to have vested only up to the Termination Date; provided, however, that Employee shall be entitled to full acceleration on the vesting of the First NSO, the Second NSO and the Sage ISO, but not the Genesis ISO. Employee acknowledges that as of the Termination Date, he will have vested in and not yet exercised options for 6,662 shares under the First NSO, 20,699 shares under the Second NSO, 18,985 shares under the Sage ISO and 16,667 shares under the Genesis ISO, and no more. For the avoidance of doubt, Employee acknowledges and agrees that he was not entitled to receive any options as a non-employee director of the Company at any time on or prior to November 11, 2002, and that any option agreement between the Company and Employee effective October 1, 2002 relating to options granted to Employee as a non-employee director is null and void and of no force or effect.

(b) Post-Termination Exercise.    The Parties agree that, subject to all requirements of the Sage Plan, the First NSO, the Second NSO and the Sage ISO shall remain exercisable for a period of twenty-four (24) months after the Termination Date. Employee understands that, because the provisions of the Sage ISO have been amended as set in the immediately preceding sentence, the Sage ISO will no longer qualify for treatment as an incentive stock option, but will be treated as a nonstatutory stock option, for income, employment and capital gains tax purposes.

(c) Except as set forth in this Section 2, the Parties acknowledge and agree that the exercise of any stock options shall continue to be subject to the terms and conditions of the Sage Plan and the Genesis Plan (collectively the “Stock Plans”) and the applicable stock option agreements entered into between the Company and Employee (the “Stock Option Agreements”). The Parties further acknowledge and agree that, to the extent there is any inconsistency between Section 2 of this Agreement and Section 4(a)(ii) of the Employment Agreement, this Agreement shall govern. The Parties further acknowledge and agree that, to the extent there is any inconsistency between the provisions of this Section 2 and the provisions of the Stock Option Agreements, the Stock Option Agreements shall be deemed amended by the provisions of this Section 2.

3. Benefits.    Employee’s participation in all benefits and incidents of employment ceased on the Termination Date. Employee shall have the right to continue his health insurance under COBRA. Employee ceased accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Termination Date.

4. Confidential Information.    The parties agree that the Confidentiality Agreement entered into between Employee and Sage shall be equally applicable as between Employee and the Company in all respects, including but not limited to Employee’s obligations to maintain the confidentiality of all confidential and proprietary information of the Company and to continue to comply with the terms and conditions of the Confidentiality Agreement. Employee shall return all of the Company’s property and confidential and proprietary information in his possession to the Company. By signing this Agreement, Employee represents and declares under penalty of perjury under the laws of the State of California that he has returned all Company property.

5. Payment of Salary.    Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

6. Employment Agreement.    In connection with the Company’s acquisition of Sage, Employee, as a substantial shareholder of Sage, entered into a noncompete agreement with the Company as set forth in Section 6 of the Employment Agreement. The Parties now wish to supercede and restate the terms of Section 6 of the Employment Agreement as follows (capitalized terms not defined herein shall have the meaning set forth in the Employment Agreement):

“6. Covenant Not to Compete or Solicit.

(a) Beginning on the Closing Date (February 19, 2002) and ending on the day that is one year following the end of the Term of Employment, Executive shall not directly or indirectly (other than on behalf of Acquiror), without the prior written consent of Acquiror, engage anywhere in the United States, India, Japan, Taiwan, Korea or China (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), or have any ownership interest in (except for ownership of five percent (5%) or less or any entity whose securities have been registered under the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that is engaged, directly or indirectly, in the Business (as defined below); provided, however, that Executive may act in such capacities for an integrated semiconductor manufacturing company with multiple business lines provided that (i) Executive does not act in such capacities for the division, subsidiary or other group within such company that is engaged in the Business and (ii) such company is not primarily engaged in the Business. For purposes hereof, the “Business” means the design, development, manufacturing, marketing, licensing or selling of high performance integrated circuits, or any cores or components of the same, which, by design or functionality, could replace any integrated circuits being manufactured, marketed, licensed or sold by the Company or the Acquiror on the Effective Date.

(b) During the period beginning on the Closing Date and ending on the day that is two years following the Term of Employment, Executive shall not directly or indirectly, for himself or through or on behalf of any other person, directly solicit, induce, encourage or take any other action that is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of Acquiror to terminate his or her employment with Acquiror or any affiliate thereof for the benefit of any person or entity engaged in the Business anywhere in the world (including the division, subsidiary or other group of an integrated semiconductor manufacturing company referenced in the proviso to the first sentence in Section 6(a)) (a “Competitor”).

(c) During the period beginning on the Closing Date and ending on the day that is one year following the end of the Term of Employment, Executive will not directly or indirectly, for himself or through or on behalf of any other person, solicit or enter into any transaction with any customer or potential customer of Acquiror for a Competitor.

(d) The covenants contained in section 6(a) shall be construed as a series of separate covenants, one for each country, state, county, city or other political subdivision of the worldwide restricted territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in section 6(a). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 6 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(e) Executive acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things, (i) Acquiror is engaged in a competitive industry, (ii) Executive has unique access to the trade secrets and know-how of Acquiror, including without limitation the plans and strategy of Acquiror and (iii) Executive is receiving significant compensation in connection with his employment.”

7. Release of Claims.    Employee agrees that the consideration set forth herein represents settlement in full of all outstanding obligations owed to Employee by the Company and its officers, managers, supervisors, agents and employees. Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (“the Releasees”), from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the California Family Rights Act; the California Fair Employment and Housing Act, and the California Labor Code;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

8. Acknowledgement of Waiver of Claims Under ADEA.    Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that

(a) he should consult with an attorney prior to executing this Agreement;

(b) he has up to twenty-one (21) days within which to consider this Agreement;

(c) he has seven (7) days following his execution of this Agreement to revoke the Agreement;

(d) this Agreement shall not be effective until the revocation period has expired; and

(e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

9. Civil Code Section 1542.    Employee represents that he is not aware of any claim by him other than the claims that are released by this Agreement. Employee acknowledges that he has had the opportunity to be advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

10. No Pending or Future Lawsuits.    Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

11. Confidentiality.    The Parties acknowledge that Employee’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Employee hereto agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”). Employee agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Employee agrees to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

12. No Cooperation.    Employee agrees he will not act in any manner that might damage the business of the Company. Employee agrees that he will not encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee shall inform the Company in writing within three (3) days of receiving any such subpoena or other court order.

13. Non-Disparagement.    Employee agrees to refrain from any defamation, libel or slander of the Releasees, and any tortious interference with the contracts, relationships and prospective economic advantage of the Releasees. Employee agrees that he shall direct all inquiries by potential future employers to the Company’s Human Resources Department.

14. Breach.    Employee acknowledges and agrees that any breach of any provision of this Agreement, except as permitted by Section 8(e), shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover and/or cease the severance benefits provided to Employee under this Agreement. Employee shall also be responsible to the Company for all costs, attorneys’ fees and any and all damages incurred by the Company (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of this provision.

15. No Admission of Liability.    The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a) an admission of the truth or falsity of any claims made or any potential claims; or

(b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

16. Costs.    The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement, except as provided herein.

17. Arbitration.    The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Code of Civil Procedure. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This Section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement or any agreement referenced in Section 21.

18. Authority.    The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19. No Representations.    Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

20. Severability.    In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

21. Entire Agreement.    This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, the Indemnification Agreement, the Stock Option Agreements, the Stock Plans, the Note, and Sections 5, 6 (as restated in this Agreement), 9, 12, 13, 14 and 18 of the Employment Agreement. Other than the sections of the Employment Agreement specifically noted in the preceding sentence, along with Section 6 of the Employment Agreement which is restated herein, the Employment Agreement is terminated.

22. No Waiver.    The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

23. Tax Consequences.    The Company makes no representations or warranties with respect to the tax consequences of the payment of sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for the amounts claimed due on account of Employee’s failure to pay local, state and/or federal taxes or damages sustained by the Company by reason of any such claims, including reasonable attorney’s fees.

24. No Oral Modification.    This Agreement may only be amended in a writing signed by Employee and the Chief Executive Officer of the Company.

25. Governing Law.    This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. Employee hereby consents to personal and exclusive jurisdiction and venue in the State of California.

26. Effective Date.    This Agreement is effective after it has been signed by both parties and after eight (8) days have passed since Employee has signed the Agreement, provided that the eight days shall commence as of the date set forth next to Employee’s name on the signature page of this Agreement.

27. Counterparts.    This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28. Voluntary Execution of Agreement.    This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Agreement.

29. Waiver under Stock Restriction Agreement.    The Company represents and warrants that the restrictions imposed by the Stock Restriction Agreement dated September 27, 2001 between the Company and Employee on the sale of shares of the Company’s capital stock held by Mr. Reddy have been validly waived by the Company.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: January , 2003	GENESIS MICROCHIP INC.

	By:	/s/ ERIC ERDMAN
Name: Eric Erdman Title: CFO

Dated: January , 2003

/s/ C. M. REDDY
Chandrashekar M. Reddy, an individual